Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 12, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ: CACC
CREDIT ACCEPTANCE ANNOUNCES
MODIFICATION OF REVOLVING WAREHOUSE FACILITY
Southfield, Michigan — February 12, 2008 — Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that it has extended the maturity of its revolving warehouse facility from February 13, 2008 to February 11, 2009 and reduced the amount of the facility from $425.0 million to $325.0 million. The reduction in the amount of the facility is due to one of the two institutional investors (the “Nonextending Investor”) not renewing their participation in the facility.
The outstanding principal balance of $75.3 million owing to the Nonextending Investor will be repaid in monthly installments of $10.8 million until their debt is reduced to zero. The amount owing to the Nonextending Investor does not reduce the amount available to be borrowed under the $325.0 million facility. As of February 12, 2008, the Company had $182.8 million outstanding on the $325.0 million facility.
Under this facility, the Company may contribute dealer loans and purchased loans to a wholly owned special purpose entity and receive 80% of the net aggregate eligible loan balance in non-recourse financing. Borrowings under the facility generally bear interest at a floating rate equal to the commercial paper rate plus 65 basis points. The average rate for January 2008 was 5.0%.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

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